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                                 AGREEMENT


                  AGREEMENT dated as of the 6th day of September 1996 between Batteries Batteries, Inc., a Delaware corporation (the "Company") and Donald L. Luke residing at 250 East 54 Street, New York, New York 10022 ("Luke").

                  WHEREAS, the Company and Luke, an officer, director and stockholder of the Company have determined that it would be mutually desirable for Luke's relationship with and obligations to the Company be changed to that of a nonemployee consultant.

                  NOW, THEREFORE, it is hereby agreed that:

                  1. Luke hereby resigns as of September 6, 1996 as an employee and as officer and director of the Company and each of its subsidiaries.

                  2. Commencing as of September 6, 1996 the Company hereby engages Luke as a consultant and Luke hereby agrees as a consultant to the Company to provide, subject to his availability, during the twelve month period ending August 31, 1997 such consulting services within the New York metropolitan area as the Company may reasonably request, provided, however, that Like shall not be required to spend more than three hours in the performance of such services during any calendar month. In consideration therefor, the Company shall pay Luke a fee of $6,000 payable in twelve installments of $500 each with the first payment to be made upon the execution of this Agreement which first payment shall relate to the period ended September 30, 1996 and the following eleven installments to be on the first day of each subsequent month.

                  3. The Employment Agreement between the Company and Luke, dated June 6, 1995, is hereby terminated and neither the Company nor Luke shall have any further obligations thereunder, except that the Company, upon execution of this Agreement, shall pay Luke all accrued but unpaid salary through September 6, 1996 and accrued and unpaid vacation through such date payable pursuant to the Employment Agreement.

                  4. The Company is hereby delivering to Luke its check in the amount of $60,892.00 ($104,000 less withholding for federal ($29,120.00), state ($8,413.60) and city ($4,066.40) income taxes and Medicare ($1,508.00) taxes) and Luke hereby acknowledges receipt of such payment in consideration for Luke's agreements contained herein.

                  5. The Company agrees to redeem on April 12, 1997 at the offices of the Company the 131,600 shares of the Series A Preferred Stock registered in the name of Merrey Lynn Luke at the redemption price of $131,6000 plus accrued and unpaid dividends at the per share rate of $.08 per annum through such payment date pursuant to the terms of the Series.

                  6. The Stock Option Agreement between the Company and Luke, dated as of March 11, 1996 is hereby amended to provide that the Termination Date is August 31, 1997 and that







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Luke shall have the right under such agreement to acquire from time to time on or prior to the Termination Date, in whole or in part, all 80,000 shares subject to the option agreement at the exercise price of $5.00. In the event of his death or disability, such right shall be exercisable by his legal representative on or prior to the Termination Date.

                  7. Luke hereby agrees to sell from his current holdings of shares of Common Stock of the Company and the Company hereby agrees to purchase or to have a financially responsible person purchase from Luke on January 15, 1997 20,000 shares (the "Shares") at a price per share equal to the greater of $5.00 or 80% of the average of the closing sales prices of the Common Stock for the five trading days on Nasdaq immediately preceding January 15, 1997, with delivery of the Shares and payment therefor to be at the offices of the Company at 10:00 a.m. Eastern time on such date (the "Closing"). Luke agrees to deliver at the Closing the stock certificates for the Shares duly endorsed or accompanied by stock powers duly executed with signature guaranteed by a New York Stock Exchange member or a federal bank to enable the purchaser to acquire good and marketable title to the Shares free and clear of all liens, charges and encumbrances.

                  8. Luke agrees not to make disparaging remarks about the Company, its subsidiaries, affiliates, employees, officers, directors or products. The Company agrees not to make disparaging remarks about Luke or his employment by the Company and shall cooperate with Luke in providing such references as Luke may reasonably request in connection with his securing employment.

                  9. Luke for himself and on behalf of his agents, assignees, attorneys, heirs, executors and administrators, hereby fully releases the Company, its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, and representatives (collectively for purposes of this Section 9 the "Company"), from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, costs, expenses, attorneys' fees, and remedies of any type which he now has or hereafter may have against the Company by reason of any matter, cause, act or omission arising out of or in connection with his employment as an employee, officer or director of the Company or any of its subsidiaries or the termination of such employment through the date of September 6, 1996, including, but not limited to, any claims, demands or actions for compensation; breach of contract, fraud or misrepresentation; defamation; violations under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Civil Right Act of 1866, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the New York State of New York City Human Rights Laws, or any other federal, state or local statute or regulation regarding employment, discrimination in employment, termination of employment, and the common law of any state; provided, however, that this release shall not apply to the Company's obligations under this Agreement or pursuant to the Company's By-laws and Section 145 of the General Corporation Laws of Delaware with respect to Luke's services as an officer or director of the Company and its subsidiaries.

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                  10. The Company for itself and on behalf of its subsidiaries and officers and directors of the Company and its subsidiaries (collectively for purposes of this Section 10 the "Company") hereby fully releases Luke, his assigns, heirs, executors, administrators and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, costs, expenses, attorneys' fees, and remedies of any type which the Company now has or hereafter may have by reason of any matter, cause, act or omission arising out of or in connection with Luke's employment as an employee, officer or director of the Company or its subsidiaries through the date of this Agreement, except as to the Company's obligations under this Agreement.

                  11. Except to the extent required by law, the parties hereto shall not disclose the terms of this Agreement to any person other their respective attorneys, immediate family members, accountants, advisors or employees who have a business need to know such terms in order to approve or implement such terms.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                         BATTERIES BATTERIES, INC.


                         BY:  /s/ Warren H. Haber
                            _____________________________

                              /s/ Donald L. Luke
                            _____________________________
                                  Donald L. Luke





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